AFL CIO 485BPOS

Exhibit (f)(1)

AFL-CIO STAFF RETIREMENT PLAN

A SUMMARY OF YOUR BENEFITS UNDER THE AFL-CIO STAFF RETIREMENT PLAN

AMERICAN FEDERATION OF LABOR & CONGRESS OF INDUSTRIAL ORGANIZATIONS
AFL
CIO
AFL-CIO

The AFL-CIO Component

AFL-CIO Staff Retirement Plan

c/o Benserco, Inc.

140 Sylvan Avenue, Suite 303

Englewood Cliffs, New Jersey 07632

Dear Participant:

We are pleased to provide you with this booklet, which summarizes the benefits provided under the “AFL-CIO Component” of the AFL-CIO Staff Retirement Plan (the Plan) as amended through July 1, 2014. The AFL-CIO Component covers all eligible participants in the Plan other than the current and former employees of Ullico who are covered under the “Ullico Component.”

Effective July 1, 2012, the Ullico Inc. Pension Plan, which covered the employees of Ullico Inc., merged into the AFL-CIO Staff Retirement Plan. This version of the Summary Plan Description (“SPD”) applies to the employees covered by the Plan who were not affected by that merger. Instead, this version of the SPD for the AFL-CIO Component applies to the participating employees of the AFL-CIO, and all of the other participating employers, other than Ullico. While the merger changed parts of the structure of the retirement plan, the provisions of the Plan that apply to you and your entitlement to benefits under that Plan did not change.

This Plan has been amended and improved from time to time. This booklet includes changes negotiated through recent collective bargaining agreements, as well as a number of adjustments made by the Trustees to comply with the always evolving IRS rules and regulations.

Unless otherwise indicated, the terms of the AFL-CIO Component as described in this Summary Plan Description, subject to any future amendments that may be made to the Plan provisions, apply to participants working in covered employment on or after July 1, 2014 with an employer that participates in the AFL-CIO Component. Participants who ceased working under the Plan before July 1, 2014 are covered by the terms of the Plan in effect at the time that they terminated employment, except as required by law. How these rules apply to you depends on a number of factors, including when you began participating in the Plan, when changes to the Plan were made and when you stopped participating in the Plan. If you have any questions about your individual circumstances, you should contact the Plan Administrator to get them answered.

Please read this booklet carefully to become familiar with your rights under the Plan. Share it with your spouse. The Plan Administrator will be happy to answer any questions you may have about your Plan.

This booklet describes the main features of the AFL-CIO Component of the Plan and is not a substitute for the official Plan document. If there are differences between the information contained in this summary and the provisions of the Plan document, then the provisions of the Plan document will control. You may request a copy of the full text of the Plan and Trust Agreement from the Plan’s Third Party Administrator.

Sincerely,

Board of Trustees

AFL-CIO Staff Retirement Plan

The Board of Trustees (as of December 1, 2016)

Richard Trumka (Chairman)	Brett Gibson
(effective 10/1995)	(effective 1/2013)

AFL-CIO	AFL-CIO
815 16th Street, NW	815 16th Street, NW
Washington, DC 20006	Washington, DC 20006

Elizabeth Shuler	Tara Mitchell (effective 7/2016)
(Secretary-Treasurer)	Sujatha Blackstone
(effective 10/2009)	(10/2011 – 6/2016)

AFL-CIO	AFL-CIO
815 16th Street, NW	815 16th Street, NW
Washington, DC 20006	Washington, DC 20006

Tefere Gebre	Michael Noonan
(effective 10/2013)	(effective 1/2005)

AFL-CIO	AFL-CIO
815 16th Street, NW	815 16th Street, NW
Washington, DC 20006	Washington, DC 20006

Edward Smith	Paulo Rodriguez (effective 6/2016)
(effective 1/2013)	Rita Flynn (3/2015 – 6/2016)
Shelia Marion (11/2013 – 3/2015)
Ullico, Inc.
1625 Eye Street, NW	AFL-CIO
Washington, DC 20006	815 16th Street, NW
Washington, DC 20006

Third Party Administrator
Benserco, Inc.

Auditor
Calibre, LLP

Consultant and Actuary
Segal Consulting

Legal Counsel
O’Donoghue & O’Donoghue LLP

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Participating Employers

The following is a list of participating employers as of December 1, 2016 in the AFL-CIO Component of the Plan:	Date of Entry (if after Plan establishment in 1964)

●	A. Philip Randolph Institute	July 1, 2004
●	AFL-CIO	Plan Establishment
●	AFL-CIO Employees Federal Credit Union	Plan Establishment
●	Alliance for Retired Americans	July 1, 2001
●	Building and Construction Trades Department	Plan Establishment
●	Center for Working Capital	July 1, 2000
●	Center to Protect Workers’ Rights	July 1, 1992
●	Central Indiana Labor Council	July 1, 1993
●	Coalition of Kaiser Permanente Unions	July 1, 2002
●	Colorado AFL-CIO	July 1, 2003
●	Community Services Agency of Metropolitan Washington Council, AFL-CIO	December 1, 2015
●	Community Services of Central Maryland, Inc.	December 1, 2015
●	Connecticut State AFL-CIO	July 1, 1989
●	Department of Professional Employees (DPE)	Plan Establishment
●	Foundation for Fair Contracting CHOICE	July 1, 2015
●	Georgia State AFL-CIO	July 1, 2001
●	Greater Boston CLC	July 1, 2004
●	Greater St. Louis Labor Council	July 1, 2007
●	Hawaii State AFL-CIO	July 1, 1993
●	Housing Investment Trust	July 1, 1990
●	International Labor Communications Association	Plan Establishment
●	Investment Trust Corporation (Building Investment Trust)	July 1, 1998
●	Iowa Federation of Labor	July 1, 2002
●	Lawyers Coordinating Committee	July 1, 1990
●	Maine AFL-CIO	July 1, 2013
●	Maritime Trades Department	Plan Establishment

The following is a list of participating employers as of December 1, 2016 in the AFL-CIO Component of the Plan:	Date of Entry (if after Plan establishment in 1964)

●	Maryland State & D.C. AFL-CIO	December 1, 2015
●	Massachusetts AFL-CIO	August 1, 2005
●	Metropolitan Baltimore Council of AFL-CIO	December 1, 2015
●	Metropolitan Washington Council, AFL-CIO	December 1, 2015
●	Missouri State AFL-CIO	Plan Establishment
●	National Air Traffic Controllers Association	July 1, 1998
●	National Coordinating Committee for Multiemployer Plans	July 1, 2001
●	National Labor College	Plan Establishment
●	New Hampshire AFL-CIO	July 1, 2008
●	New York City Central Labor Council AFL-CIO	July 1, 2011
●	New York State AFL-CIO	February 1, 2010
●	Ohio State AFL-CIO	November 1, 2014
●	Pennsylvania BCTD	July 1, 2000
●	Pennsylvania State AFL-CIO	July 1, 1997
●	Solidarity Center	July 1, 2004
●	Transportation Trades Department, AFL-CIO	July 1, 1991
●	Union Community Fund	July 1, 2001
●	Union Label and Service Trades Department	Plan Establishment
●	Union Privilege	July 1, 1990
●	Virginia State AFL-CIO	July 1, 2002
●	Washington State Labor Council	January 1, 2016
●	Working for America Institute	July 1, 1996
●	Wyoming State AFL-CIO	July 1, 1990

Plan participants include former employees of the following organizations:

●	Food and Allied Service Trades Department

●	Industrial Union Department

●	Labor Institute of Public Affairs

●	Public Employees Department

The pension plans of the following organizations have merged into the AFL-CIO Staff Retirement Plan:

●	Community Services of Central Maryland, Inc. (December 1, 2015)

●	Community Services Agency of Metropolitan Washington Council, AFL-CIO (December 1, 2015)

●	Maine AFL-CIO (effective July 1, 2013)

●	Maryland State & D. C. AFL-CIO(effective December 1, 2015)

●	Metropolitan Baltimore Council of AFL-CIO (effective December 1, 2015)

●	Metropolitan Washington Council, AFL-CIO (effective December 1, 2015)

●	Massachusetts AFL-CIO (effective August 1, 2005)

●	New York State AFL-CIO (effective February 1, 2010)

●	Ohio State AFL-CIO (effective November 1, 2014)

●	Ullico, Inc. (effective July 1, 2012)

●	Washington State Labor Council (effective January 1, 2016)

When a pension plan merges into the AFL-CIO Staff Retirement Plan, benefits are determined following the provisions of an amendment to the AFL-CIO Staff Retirement Plan applicable to that merger. The participants from the merging plan begin accruing benefits under the AFL-CIO Staff Retirement Plan for service covered by the Plan on and after the merger’s effective date. The benefits accrued prior to the merger’s effective date under the prior plan are not reduced. At the time of the merger, affected participants are sent a notice describing benefits, accruals, and the other material terms of the merger. Participants may receive copies of the merger documents of a plan merger by written request to the Third Party Administrator.

v

Highlights of the AFL-CIO Component of the Plan

The AFL-CIO Staff Retirement Plan (the Plan) has been in operation since 1964. The Plan was established to provide you with a pension benefit at retirement in addition to the income that you may receive from other sources, such as Social Security benefits, your own personal savings, and any other retirement benefits you may have.

FAST FACTS
●	You earn your pension benefit by working for employers who participate in this Plan. The longer you work, the greater the amount of your pension benefit.
●	You do not make contributions to the Plan—the Plan is funded by contributions from participating employers.
●	The Plan provides a benefit for your spouse if you die before you retire.
●	If you become disabled and cannot work, you may be eligible to receive an unreduced pension benefit when you leave employment.

Type of Plan

This is a “defined benefit pension plan.” That means you earn a monthly pension to be paid at retirement for your lifetime. There is no account balance to be paid to you at retirement. The higher your salary and the more years of service you have at retirement, the higher your pension amount will be.

Participating Employers

In addition to the AFL-CIO, certain of its Departments, Institutes, State Federations, Central Labor Councils and affiliated International Unions participate in this Plan. Service in the Plan with any of these employers while they are participating in the Plan will usually count toward your pension provided you are in a category of employment covered by the Plan. Participating employers as of December 2016 are listed on pages ii and 58. For more current information, contact the Plan Administrator.

In addition, Ullico, Inc. is a participating employer in this Plan; however, the employees and former employees of Ullico, Inc. are covered under the Ullico Component of the Plan that has different benefit provisions and a separate booklet.

Former Participants in a plan that merged with this Plan….
If you were a pre-merger participant in the Massachusetts AFL-CIO Pension Plan (merged August 1, 2005), the New York State AFL-CIO Pension Plan (merged February 1, 2010), the Maine AFL-CIO Pension Plan (merged July 1, 2013), the Ohio State AFL-CIO Pension Plan (merged November 1, 2014), the Maryland State & D.C. AFL-CIO Pension Plan (merged December 1, 2015), or the Washington State Labor Council Pension Plan (merged January 1, 2016), any benefit you earned under those plans prior to the merger is protected and you may be eligible for other benefits or payment options. If you have service with any of these plans, please contact the Plan Administrator for more information.

Trust Protection

The assets that finance the pensions are held in a Trust Fund. These assets are invested by Trustees and are separate and apart from the assets of any employer. The contribution rate for employers is set by the Trustees, based on actuarial advice and government standards, to properly finance the benefits that are promised.

Plan Funding

Current benefits are financed completely by the employers.

Service

You earn three types of service under the Plan: Vesting Service, Eligibility Service and Benefit Service. Your Vesting Service provides you the right to a benefit. Your Eligibility Service determines when you meet the requirements to receive a benefit. Your Benefit Service determines the amount of your benefit. All three types of service are described in detail on pages 8 and 9.

Vesting

You become vested after three years of Vesting Service. Once you become vested in your pension benefit, your benefit is guaranteed, even if you leave employment. If you leave with three years of Vesting Service, but less than 10 years of Benefit Service, and you are not immediately eligible for a monthly benefit, you may elect to be paid your accumulated pension value following termination of employment (see page 44). Otherwise, you may start your pension when you reach retirement age.

What is “vested?”
You are considered vested in the plan once you’ve earned three years of Vesting Service. When you’re vested, you have a non-forfeitable right to your benefit—even if you leave employment.

Retirement Age

An unreduced pension is available on or after age 65 and after three years of Vesting Service (see page 13). However, you may be eligible for an unreduced pension as early as age 50 if your age and years of service add up to 80 or more before you stop working (see page 15), or if you are 60 years old with 10 or more years of Eligibility Service before you stop working (see page 15).

Disability

If you become permanently disabled while you are employed with a participating employer at any age after you have three years of Vesting Service, an unreduced benefit is available. Your benefit may be increased in some cases if you do not qualify for a Social Security Disability Pension (see page 17).

Pension Supplement for Medicare

If you retire directly from active employment, or if you die while employed, you and/or your spouse may be eligible for the Pension Supplement for Medicare. If eligible, this Plan adds a reimbursement for the standard Medicare Part B premium to your monthly pension check. To receive this supplement, you must provide continued evidence of Medicare Part B coverage. Benefits are not paid if these premiums are also being reimbursed from another source.

NOTE: The Plan will provide reimbursement for the Medicare Part B premium at the standard rate only, even if you are subject to a higher premium because of your income or your failure to enroll in Medicare Part B on a timely basis.

Retirement Payment Options

Pensions may be paid for your lifetime alone, the combined lifetimes of you and your spouse or beneficiary, or may be otherwise designed to provide limited payments for a beneficiary after your death (see page 22). The definition of spouse recognizes all lawful marriages, including those entered into between persons of the same sex in jurisdictions where such marriages are recognized.

Death Before Retirement

Once you have three years of Vesting Service, a surviving spouse pension will be paid should you die before retirement. After 10 years of Eligibility Service, or at age 50, you may increase this spouse protection (or provide protection to dependent children) by electing Optional Survivor Protection. This higher coverage is paid for by a reduction in your pension amount (see page 30).

Pension Amounts

The pension formula is based on your Benefit Service and your Final Average Salary (see page 12). Benefit Service is generally earned for any month in which you receive compensation from a participating employer if you are in a category of employment covered by the Plan (see page 2). Your Final Average Salary is based on the average salary you were paid during your highest consecutive 36 months of Benefit Service with any participating employer prior to July 1, 2014. If you are not yet vested in a benefit under the Plan by June 30, 2014, your Final Average Salary will not be frozen until you become vested.

Examples of Annual Pension Amounts

(Examples do not show reductions for early retirement, payment form election, or Optional Survivor Protection.)

If Your Years of Benefit Service Are:	The Plan Provides This Percent of Your Final Average Salary:	At These Final Average Salary Levels, Your Annual Pension Would Be:
		$40,000	$60,000	$80,000
5	15.0%	$6,000	$9,000	$12,000
10	30.0%	$12,000	$18,000	$24,000
15	45.0%	$18,000	$27,000	$36,000
20	60.0%	$24,000	$36,000	$48,000
25	75.0%	$30,000	$45,000	$60,000
30	77.5%	$31,000	$46,500	$62,000
35	80.0%	$32,000	$48,000	$64,000
40	82.5%	$33,000	$49,500	$66,000

The balance of this booklet explains each of the basic provisions highlighted here in greater detail.

Joining the Plan

When you join the Plan you become a “Plan participant” and you begin to earn your pension benefit.

FAST FACTS
●	Generally speaking, the Plan covers all employees of the employer (there are some exceptions listed below).

●	Full-time employees can begin participating on their date of hire or on the date their employer joined the Plan, whichever is later.

●	If you have questions about your eligibility to participate, contact your employer or the Plan Administrator.

Full-Time Employees

If you are a full-time employee, you become a participant from your date of hire, or from the date your employer joined this Plan, if later. For this purpose, “full time” means you are scheduled to work at least 1,000 hours in the next consecutive 12 months.

Temporary, Seasonal or Part-Time Employees

If you are a part-time, temporary or seasonal employee who is not scheduled to work at least 1,000 hours in the next 12 months and you actually do work 1,000 or more hours in a 12-month period (counted from your date of hire or an anniversary of your date of hire), you become a participant retroactive to the beginning of that 12-month period.

Exceptions to the Rule

The following persons are not eligible to participate in this Plan:

●	Employees excluded by a collective bargaining agreement with their employer and in the employer’s participation agreement with this Plan;

●	Employees who are elected officers of an employer or who are not residents of the United States, if excluded in the employer’s participation agreement with this Plan; and

●	Any other specific exclusions noted in the Plan.
Are you eligible to participate?
The Plan Administrator will be able to tell you if any of the exceptions apply to you or to answer any questions about participation.

How Your Service Counts

Once you become a participant, your employment covered by the Plan counts in three important ways: for vesting, eligibility and benefits.

FAST FACTS
●	In general, you earn one month of Vesting Service, Eligibility Service and Benefit Service for each month that you receive compensation for covered work with an employer who participates in the Plan.

●	Vesting Service gives you a right to a pension benefit, Eligibility Service determines whether you are eligible for a benefit, and Benefit Service is used to calculate the amount of your benefit.

●	In certain circumstances, you may be eligible to receive credit for the period you worked for an employer before your employer began participating in the Plan.

Vesting Service

Vesting Service provides you the right to a benefit at Normal Retirement Age (generally age 65). You earn Vesting Service by working for a participating employer.

You have a non-forfeitable right to a pension at Normal Retirement Age after you have earned 36 months (three years) of Vesting Service. This right continues, even if you terminate your employment with a participating employer after that point.

Once you have three years of Vesting Service, you also gain coverage for:

Portability Agreements
The pension plans of certain International Unions and other labor organizations have signed Portability Agreements with the Plan. If you have service with one or more of these plans, you may be eligible for additional Vesting Service and Eligibility Service credits. See page 49 for more information and a current listing of Portability Agreements.

●	Disability benefits (see page 16) should you become disabled while employed,

●	Surviving spouse benefits (see page 29) should you die, and

●	Severance benefits (see page 19) should you terminate employment.

Eligibility Service

Eligibility Service determines whether you meet the requirements to elect payment options including certain benefits before Normal Retirement Age.

Benefit Service

Benefit Service is used to determine the amount of your benefit in the benefit formula. Generally, only salary earned during periods of Benefit Service is used in the calculation of your Final Average Salary (see “Final Average Salary” on page 12). Once you have ten years of Benefit Service, you no longer can apply for Severance Benefits (explained on page 19) if you terminate employment.

Service After Your Employer Joined the Plan

For most participants, your employer was participating in this Plan when you were hired. The employer dates of entry are shown on the employer listing at the front of this booklet. Service rules after your employer joined the Plan are generally the same for the three types of service. The general rule is that you earn one month of Vesting Service, Eligibility Service and Benefit Service for any month in which you receive compensation from a participating employer for the performance of duties covered by the Plan.

There are a few exceptions to the general rule:

●	If, while working for the same employer, you move from a category of employment covered by this Plan to a category of employment excluded from this Plan (or vice versa), you may still earn Vesting Service for the employment that was excluded, but not Eligibility Service or Benefit Service.

●	If you have a break in service and return to employment under the Plan (described on page 11), you may receive Vesting Service for some or all of your entire break in certain circumstances, but not Eligibility Service or Benefit Service.

Service Before Your Employer Joined the Plan

Service with an employer before your employer joined this Plan is counted only if:

●	You were employed by the employer when the employer joined this Plan;

●	The prior service was continuous (if there was a five-year gap in employment, service before the gap may not count); and

●	When entering the Plan, your employer provided that this service was to be covered by the Plan.

Breaks in employment under the Plan
If you have a break in your employment due to a maternity or paternity leave, other approved leave of absence, or military service, special rules may apply to keep you from having a break in your service under the Plan.

Employers have made different service arrangements when they entered the Plan, in some cases only granting prior service for current employees after several years of employer participation in the Plan. Depending on the arrangements made, prior service may be granted for limited periods, and only for Vesting Service, only for Vesting and Eligibility Service, or for all three types of service.

The employer listing at the front of this booklet indicates employers that have joined the Plan since its establishment. Your employer or the Plan Administrator can answer any questions about your service.

Leaves of Absence

If you are on an approved paid leave of absence, you will continue to receive Vesting Service, Eligibility Service and Benefit Service.

If your approved leave of absence is unpaid, you will receive Vesting Service, Eligibility Service and Benefit Service for up to 12 months from the date you last received compensation.

Furthermore, if you return to work within 12 months of the end of a leave period as described above, you will receive Vesting Service for those months between the end of the leave period and your return to work.

Breaks in Service

If you leave employment with a participating employer before you are vested (at least 3 years of Vesting Service), but return to the same or another participating employer before a 5-year break in service has occurred, your Vesting Service, Eligibility Service and Benefit Service earned before and after the break will be added together. In addition, if you return within 12 months from your termination, Vesting Service will be continuous (as if you had no break).

If you leave before you are vested and have a break in service of five or more years, all of your Vesting Service, Eligibility Service and Benefit Service are lost. Should you later become employed by a participating employer, you will start earning Vesting Service, Eligibility Service and Benefit Service from the date of your re-employment.

Special circumstances may prevent you from having a break in service. For instance, you will not have a break in service if you are on a paid leave of absence or on a qualified military leave of absence. If you are on an unpaid leave for maternity or paternity reasons, you can be on leave for up to 24 months from the date you last received compensation without receiving a break in service (but only earning service for the first 12 months). You should bring any of these circumstances to the attention of the Plan Administrator.

Your Benefits and How They Are Calculated

This Plan offers five different types of pensions. Your personal circumstances determine your eligibility for a pension and the amount of your benefit at retirement. To calculate your pension benefit, you’ll need to know your Final Average Salary and your years of Benefit Service.

FAST FACTS

●	The Plan offers a variety of different types of pensions—a Normal Retirement Pension, a 60 and 10 Pension (Unreduced Early Retirement Pension), a Rule of 80 Pension, a Disability Pension, and a Deferred Vested Pension (reduced and unreduced).

●	Each type of pension has different eligibility requirements.

●	Pension benefits are calculated using your Benefit Service and your Final Average Salary.

Your Final Average Salary (FAS)

Your Final Average Salary is a frozen amount based on the average annual salary you were paid during your highest consecutive 36 months of Benefit Service with any participating employer prior to July 1, 2014. If you are not yet vested in a benefit under the Plan by June 30, 2014, your Final Average Salary will not be frozen until you become vested (generally, after 36 months of service). Months in which no Benefit Service is earned will generally not be included in the calculation of your Final Average Salary.

EXAMPLE 1:
On June 30, 2014, Elena is 55 years old, she has 16 years of Benefit Service, and her FAS is $50,000. At this point she is vested in an accrued Normal Retirement benefit of $24,000 per year (16 years x 3% x $50,000).
She plans to retire on a Normal Retirement Pension in 2024. When she retires, her June 30, 2014 FAS of $50,000 will be used to determine her Normal Retirement Pension, even if her actual pay has increased or decreased after that. Her annual Normal Retirement Pension will be calculated as follows:
3.0% x 25 (for her first 25 years of Benefit Service) +
0.5% x 1 (for the balance of her years of Benefit Service) x
$50,000 (FAS frozen as of June 30, 2014) =
$37,750 Annual Normal Retirement Pension Benefit
(prior to any reduction for form of payment)

EXAMPLE 2:

On June 30, 2014, Tom is 50 years old with only one year of Vesting Service. His FAS does not freeze as of June 30, 2014 because he is not yet vested in a benefit under the Plan. However, when he becomes vested in June 2016, his FAS will be frozen for determining the amount of his pension when he retires.

Salary Defined

Your salary includes your base pay, including salary deferrals, if any, to your employer’s deferred compensation plan (Section 401(k) or 457 Plan), dependent care or medical expense reimbursement plans (Section 125 Plan) or qualified transportation fringe benefits (Section 132(f)(4) benefits). Salary does not include overtime, allowances, bonuses, or special lump-sum payments.

The IRS also imposes an annual maximum on salary that can be counted by the Plan, which is adjusted each year for inflation. This annual limit is $260,000 for 2014 and $265,000 for 2015 and 2016. If you would like updated information on this limit, please contact the Plan Administrator.

If you change your country of residence, special rules apply. Please contact the Plan Administrator for more information. Benefits are determined in the same currency in which your salary is set and paid. Benefits are then converted for payment from the Plan in U.S. dollars.

If you worked part-time for three or more years during your employment under the Plan, your benefit may be affected by certain pension calculation rules that are described on page 21.

Normal Retirement Pension

If you retire at “Normal Retirement Age” or later, you will be eligible for a Normal Retirement Pension. Normal Retirement Age is the later of age 65 or after you have earned 36 months (three years) of Vesting Service.

Calculating the Normal Retirement Formula

If you are retiring directly from active employment, the pension formula for a Normal Retirement Pension is:

●	3.0% times your years of Benefit Service up to and including 25, plus
●	0.5% times your years of Benefit Service over 25, times
●	your Final Average Salary.

EXAMPLE 1:

Age = 65
Benefit Service = 20 years, 3 months (20.25 years)
Final Average Salary = $37,500

Normal Retirement Calculation:
3.00% x 20.25 years = 60.75%
60.75% x $37,500 = $22,781

Conversion to Monthly Benefit:
$22,781 ÷ 12 = $1,898

In this example, the Normal Retirement Pension is $1,898 a month for life, subject to any adjustment for the optional payment form that you have elected.

EXAMPLE 2:

Age = 65
Benefit Service = 37 years, 2 months (37.17 years)
Final Average Salary = $55,000

Normal Retirement Calculation:
3.00% x 25 years = 75.00%
0.50% x 12.17 years = 6.09%
75.00 + 6.09 = 81.09%
81.09% x $55,000 = $44,600

Conversion to Monthly Benefit:
$44,600 ÷ 12 = $3,716

In this example, the Normal Retirement Pension is $3,716 a month for life, subject to any adjustment for the optional payment form that you have elected.

Note that the pension amounts calculated in the above examples are based upon a pension in the form of a Straight Life Annuity (described on page 22) for the life of the participant. If your benefit is payable under a different payment option such as a Joint and Survivor Option (described on page 23), where your spouse or beneficiary continues to get payments if he or she survives you, the monthly pension benefit to which you would be entitled would be actuarially reduced to take into account this additional benefit.

Rule of 80 Pension

If you have not yet reached Normal Retirement Age, but you are at least age 50, the “Rule of 80” Pension allows you to retire if you have enough years of service so that when you add your age and your Eligibility Service together, the total is at least 80.

To qualify for the Rule of 80 Pension, your age and Eligibility Service must total 80 before you stop working.

Examples of Rule of 80

Age	Eligibility Service	Total
64, 2 months +	15 years, 10 months	= 80
62, 0 months +	18 years, 0 months	= 80
59, 6 months +	20 years, 6 months	= 80
58, 0 months +	22 years, 0 months	= 80
55, 1 month +	24 years, 11 months	= 80
50, 5 months +	29 years, 7 months	= 80

Calculating the Rule of 80 Pension

The Rule of 80 Pension is calculated the same way as the Normal Retirement Pension. There is no reduction for retirement before age 65 if you meet the Rule of 80.

60 and 10 Pension
(Unreduced Early Retirement Pension)

You may retire with a “60 and 10” Pension as early as age 60 if you have at least 10 years of Eligibility Service and retire from active employment. To qualify for the 60 and 10 Pension, you must reach both age 60 and 10 years of Eligibility Service before you stop working.

Calculating the 60 and 10 Pension

A 60 and 10 Pension is calculated the same way as the Normal Retirement Pension.

Disability Pension

If you become permanently and totally disabled while actively employed under the Plan, are under age 65, and have earned three or more years of Vesting Service, you may be eligible to receive a Disability Pension. There is no reduction for retiring early with a Disability Pension, no matter what your age when you become disabled.

Disability Defined

A permanent and total disability is a physical or mental condition that prevents you from performing your job, or working in any gainful employment including self-employment for which you are suited because of your education, training or experience. You may continue to receive a Disability Pension during periods of rehabilitation or limited employment while you are disabled.

Trustee Approval

A Disability Committee (made up of two Plan Trustees) must review and approve your application for a Disability Pension. The Disability Committee may require an examination by a physician of their choice for initial approval or continuing approval of a Disability Pension.

Commencement Date

Your Disability Pension will commence as of the first day of the month following the end of employment due to disability that also follows the month you submitted an application. The Pension Supplement for Medicare will commence upon application, as soon as you are covered by Medicare Part B (see page 28).

Recovery from Disability

Should you recover and return to covered employment, your Disability Pension will cease. You will continue to earn service toward a future retirement benefit. If you return to covered employment or take any other employment (other than limited employment while you are still disabled), your Disability Pension will cease as of the end of the month you become employed.

The Disability Committee will provide notice to your employer if they determine that you have recovered but have not returned to work. If the Committee receives knowledge that you have rejected an offer of employment without good cause, your Disability Pension will cease on the last day of the month in which the offer was refused.

Calculating the Disability Pension

A Disability Pension is calculated like a Normal Retirement Pension. The pension is based on your Benefit Service and Final Average Salary at the date of disability.

However, if you are not awarded a Social Security Disability benefit and do not have at least 25 years of Benefit Service, your Disability Pension will increase to the smaller of the following amounts:

●	A recalculated pension as if you did have 25 years of Benefit Service, or

●	Your pension plus the Social Security Disability benefit you would have received had you been awarded the Social Security Benefit.

If, at any point in time, you are awarded a Social Security Disability benefit, you must contact the Plan Administrator and your disability benefits will be recalculated to remove the higher adjusted amount described above. This recalculation will also occur when you reach your Social Security Normal Retirement Age when full Social Security Benefits can be received.

This higher adjusted amount is not taken into account in calculating a survivor benefit following your death.

Deferred Vested Pension

If you leave employment and you are not eligible for immediate benefits, or choose to delay the start of your pension, you may be eligible for a Deferred Vested Pension.

You may apply for an unreduced Deferred Vested Pension at age 65 or at any time if you meet the age and service requirements under the Rule of 80 Pension or the 60 and 10 Pension prior to leaving employment. If you are not eligible for an unreduced Deferred Vested Pension, but you have at least 10 years of Eligibility Service, you may apply for a reduced Deferred Vested Pension as early as age 60. In this case, an early retirement reduction will apply to your benefit for each month between your retirement date and when you turn age 65.

Calculating the Deferred Vested Pension

The Deferred Vested Pension at age 65, or if you met the age and service requirements for the Rule of 80 Pension or the 60 and 10 Pension before you left covered employment, is calculated like the Normal Retirement Pension based on the Plan provisions in effect when you left covered employment. If you are age 60 or older and you have at least 10 years of Eligibility Service, you can commence your benefit prior to age 65, but the amount will be reduced by 0.6% for each month your retirement date precedes your 65th birthday.

Examples of Deferred Vested Reductions

Age at Retirement	Months Early	Reduction
64	12 x 0.6%	= 7.2%
63	24 x 0.6%	= 14.4%
62	36 x 0.6%	= 21.6%
61	48 x 0.6%	= 28.8%
60	60 x 0.6%	= 36.0%

EXAMPLE 1:

Age at Termination = 50 years
Age at Retirement = 63 years, 6 months (18 months before age 65)
Benefit Service = 14 years, 9 months (14.75 years)
Final Average Salary = $45,250

Normal Retirement Calculation:
3.00% x 14.75 years = 44.25%
44.25% x $45,250 = $20,023

Deferred Vested Reduction:
Early reduction = 0.6% x 18 months = 10.8% reduction
$20,023 x 10.80% reduction = $2,162
$20,023 - $2,162 = $17,861

Conversion to Monthly Benefit: $17,861 ÷ 12 = $1,488

In this example, the Deferred Vested Pension is $1,488 a month for life (when expressed in Straight Life Annuity form), subject to any adjustment for the optional payment form that you have elected.

Prior Plan Provisions

The Deferred Vested Pension is based on the Plan provisions in effect when you last worked. Major changes affecting the benefit formula are summarized in the following table:

Termination of Employment	Benefit Formula (based on Benefit Service)
February 1, 2014 or later	Final Average Salary (FAS) frozen as of June 30, 2014 (or upon Vesting, if later)
January 1, 2010 to January 31, 2014	Final Average Salary (FAS) frozen as of December 31, 2009 (or upon Vesting, if later)
April 1, 1998 to December 31, 2009	3.00% of FAS per year for 25 years, 0.5% per year thereafter
February 1, 1994 to March 31, 1998	2.80% of FAS per year for 25 years, 0.5% per year thereafter
April 1, 1991 to January 31, 1994	2.75% of FAS per year for 25 years, 0.5% per year thereafter
April 1, 1988 to March 31, 1991	2.70% of FAS per year for 25 years, 0.5% per year thereafter
April 1, 1983 to March 31, 1988	2.50% of FAS per year for 25 years, 0.5% per year thereafter
October 1, 1977 to March 31, 1983	2.50% of FAS per year for 25 years
Prior to October 1, 1977	2.15% of FAS per year for 25 years, with Final Average Salary the highest consecutive 60 months

Severance Benefit

If you leave employment prior to being eligible to start an immediate pension but with at least three years of Vesting Service and less than 10 years of Benefit Service, you may apply for a Severance Benefit. You may apply for a Severance Benefit at any time before becoming eligible for an immediate retirement annuity.

Amount of Severance Benefit

The lump-sum value of the Severance Benefit will be the larger of the following two amounts:

●	3% of salary from your date of hire (or the date your employer joined this Plan, if later) until separation of employment, with 3.5% interest compounded for each year you were employed and until payment, or

●	The actuarial present value of your Deferred Vested Pension payable at age 65, as of the date of payment.

For purposes of determining the amount of your Severance Benefit, your salary will be limited to the greater of (1) your salary immediately prior to June 30, 2014, or (2) your Final Average Salary as provided on page 12.

Form of Payment

The Severance Benefit is generally paid as a lump sum payment. Your spouse must consent to the lump sum payment if the value is greater than $5,000.

If the lump sum value of your Severance Benefit is greater than $5,000, you may also elect to convert the lump sum value of your Severance Benefit into a monthly annuity that would start immediately regardless of your age. If you are single, the monthly annuity will be a Straight Life Annuity paid for your lifetime only. If you are married, the monthly annuity will be a 50% Joint and Survivor Option with your spouse, paid for your lifetime, and upon your death, your spouse will receive 50% of the reduced amount you were receiving for life. You cannot elect any other optional forms of payment other than a Straight Life Annuity (with your spouse’s consent).

Pension Supplement for Medicare

The Pension Supplement for Medicare (see page 28) is not paid if you take a Severance Benefit (regardless of whether it is paid as a lump sum or as an immediate annuity).

Direct Rollovers

Your lump-sum distribution is subject to mandatory federal income tax withholding of 20% tax unless the distribution is properly “rolled over” into a traditional Individual Retirement Account (IRA) or another qualified retirement plan or eligible retirement plan.

Re-employment after Payment of a Severance Benefit

You and your spouse will not have any future rights to any benefits from this Plan if you receive a Severance Benefit. However, if you again become covered by this Plan, you will be immediately vested for benefits earned from that date forward. You may also repay any Severance Benefit plus interest for the period the money was not in the Plan. If you repay the required amount, the appropriate years of prior Eligibility Service and Benefit Service will be restored. Repayments can be made in monthly or annual installments over as much as five years, if desired. You must make the repayment through one or a combination of the following: (1) cash payments to the Plan on an after-tax basis or (2) a one-time lump sum rollover to the Plan of the pre-tax proceeds from one or more of your traditional IRAs.

Part-Time Employment

If you switch from full-time to part-time status, or vice versa for a period of 36 consecutive months or more, the Plan will recognize this by calculating your pension in two parts that are then added together. Full-time is defined to be a work schedule of 25 or more hours a week, and part-time is defined to be less than 25 hours a week.

Your full-time years of Benefit Service will be used with your full-time Final Average Salary. (Full-time years will be counted toward the first 25 years of Benefit Service as much as possible, to maximize your benefit.) Then your part-time years will be used with your part-time Final Average Salary. Note, however, that if you change from full-time to part-time status, or vice versa, after June 30, 2014, your Final Average Salary will be frozen upon the completion of 36 consecutive months in the new status, and that Final Average Salary will be applied to the benefit calculated for the period in the new status.

If this section applies to you and you would like more detail on how your Final Average Salary will be calculated, please contact the Plan Administrator.

The calculation of benefits in these circumstances does not in any way change the vesting or eligibility rules for your benefit.

Benefit Payment Options at Retirement

The earlier chapters explain how benefits are calculated. The monthly amount is paid for your lifetime. Based on a person’s expected lifetime, the Plan can take the same overall actuarial value and pay the benefit in another form called an “optional payment form” or a “payment option.”

FAST FACTS

●	The Plan offers a variety of pension payment options.

●	If you elect to provide a benefit for your spouse or designated beneficiary, your pension benefit will be reduced.

●	If you are married when you retire, your benefit will automatically be paid as a 50% Joint and Survivor Option with your spouse, unless both you and your spouse consent to a different payment option.

●	The definition of spouse recognizes all lawful marriages, including those entered into between persons of the same sex.

●	If you are single when you retire, your benefit will automatically be paid as a Straight Life Annuity unless you elect an alternate form of payment.

●	If the lump sum value of your benefit totals $5,000 or less when you retire, you may choose to receive your benefit as a single lump sum payment.

All payment options are available regardless of your type of pension (Normal, Rule of 80, 60 and 10, Deferred, or Disability). Once your benefits commence, you cannot change the form of payment you have elected.

Payment Options

The available options for a participant are listed below. Pension reductions for these options are explained later in this section.

1.	A monthly payment for your lifetime, often called a Straight Life Annuity. If you are not married, this option will be paid automatically unless you elect otherwise.

2.	A 50% Joint and Survivor Option. Your pension amount is reduced for your lifetime. If you predecease your beneficiary, half (50%) of the pension amount you were receiving continues for his or her lifetime. If you are married, this option will be paid automatically with your spouse as the beneficiary unless you and your spouse elect another option or elect this option with another beneficiary.

3.	A 50% Joint and Survivor Pop -Up Option. Your pension amount is reduced for your lifetime. If you predecease your beneficiary, this option works the same as the 50% Joint and Survivor Option. If your beneficiary predeceases you, your pension is restored (pops-up) to the amount as if you had elected a Straight Life Annuity.

4.	A 75% Joint and Survivor Option (married Participants only). In this case, a greater reduction than for the 50% Joint and Survivor Option is taken during your lifetime, but seventy-five percent (75%) of the pension amount you were receiving will continue to your surviving spouse upon your death. You may elect this option only with your spouse as your beneficiary.

5.	A 100% Joint and Survivor Option. In this case, a greater reduction than for the 50% or 75% Joint and Survivor Option is taken during your lifetime, but the full amount (100%) of the pension amount you were receiving will continue to your designated beneficiary upon your death. Please note that if you designate a non -spouse beneficiary who is 10 or more years younger than you, IRS regulations may limit the benefit that can be paid to your beneficiary to less than 100%.

6.	A Five-Year or Ten-Year Certain and Life Option. This allows you to receive monthly payments for the rest of your life with a guarantee that if you die before receiving five years’ worth of payments (60 months) or ten years’ worth of payments (120 months), your designated beneficiary will receive the remaining payments.

7.	A Lump Sum to Beneficiary Option. This option reduces the amount of your Straight Life Annuity, but provides a lump sum payment to your beneficiary when you die. The lump sum amount is explained on page 27.

Married employees should note that the Pension Supplement for Medicare, explained on page 28, will only be paid to a surviving spouse after your death while your spouse is receiving a survivor benefit from the Plan.

Special Rules

●	You and your beneficiary must be alive when the pension starts.

●	Once you begin receiving your pension, the death of you or your beneficiary will not change the remaining benefits that you are paid, unless you elected the 50% Joint and Survivor Pop Up Option.

●	A divorce after the pension starts does not change the benefits for you or your beneficiary.

Spouse Consent

If you are married, your spouse must consent in writing to your election of any option other than the 50%, 75%or 100% Joint and Survivor Option with your spouse as your beneficiary. The waiver form must be witnessed by a notary public, and signed no more than 180 days prior to the effective date of your pension. If you elect a payment option with a beneficiary other than your spouse, your spouse must also know who your beneficiary will be and consent to your naming and changing your beneficiary. If your spouse cannot be located or other special circumstances exist, contact the Plan Administrator.

Special Beneficiary Designations Which Apply for Five-Year or Ten-Year Certain and Life, or Lump Sum to Beneficiary

Unlike the other payment options available under the Plan, if you elect either the Five-Year Certain and Life, the Ten-Year Certain and Life, or the Lump Sum to Beneficiary payment option at retirement, your beneficiary designation can be changed after retirement (subject to your spouse’s consent, if applicable). As with all payment forms, you can designate any person or persons you want to receive benefits as a beneficiary in the event of your death by filing the appropriate form with the Plan Administrator at retirement. You have the right to change your beneficiary at any time by submitting a new designation form.

In addition, after your death, if your beneficiary is receiving the remaining payments on a Five-Year or Ten-Year Certain and Life, and there are not other beneficiaries designated by you, your last living beneficiary can designate someone to receive any remaining benefit after his or her death. If no living beneficiary is named upon the death of your last living beneficiary, benefits will be paid in accordance with the Plan.

A Comparison of Options at Retirement

Benefits are paid as shown under the various options for a Plan participant who qualifies for a benefit of $1,000 per month at age 62 with a beneficiary three years younger:

	Straight Life Annuity	Joint and Survivor Options				Lump Sum to Beneficiary Option	5-Year Certain and Life Option	10-Year Certain and Life Option
		50%	50% Pop-Up	75%*	100%
Monthly Annuity to Participant	$1,000	$928	$921	$896	$886	$940	$992	$968
Monthly Annuity to Participant if Beneficiary Dies First	$1,000	$928	$1,000	$896	$866	$940	$992	$968
Monthly Annuity to Beneficiary if Participant Dies First	N/A	$464	$461	$672	$866	N/A	If 60 months of guaranteed payments have not been made, remaining payments	If 120 months of guaranteed payments have not been made, remaining payments
Lump Sum to Beneficiary Upon Death of Participant	N/A	N/A	N/A	N/A	N/A	$18,800	N/A	N/A
*	You may only elect the 75% J&S annuity with your spouse as your designated beneficiary.

Sample Reductions for Payment Forms

The following tables provide sample reduction percentages applicable to the various payment options at different ages. The reductions for the 50% Joint and Survivor, 50% Joint and Survivor Pop-Up, 75% Joint and Survivor, 100% Joint and Survivor, and the 5-Year and 10-Year Certain and Life options are based on 7.5% interest and the 1994 Group Annuity Mortality tables weighted 50% male and 50% female.

Reduction for 50% Joint and Survivor Option

Your Beneficiary’s Age at Your Retirement	Your Age at Your Retirement
	50	55	60	65	70
50	3.3%	5.3%	8.3%	12.3%	17.4%
55	2.7%	4.4%	7.0%	10.7%	15.6%
60	2.0%	3.4%	5.7%	9.0%	13.4%
65	1.5%	2.6%	4.4%	7.2%	11.0%
70	1.0%	1.8%	3.2%	5.4%	8.6%

Reduction for 50% Joint and Survivor Pop-Up Pension Option

Your Beneficiary’s Age at Your Retirement	Your Age at Your Retirement
	50	55	60	65	70
50	3.6%	5.6%	8.7%	12.7%	17.8%
55	3.0%	4.8%	7.6%	11.4%	16.2%
60	2.4%	4.0%	6.4%	9.9%	14.4%
65	1.9%	3.2%	5.3%	8.3%	12.4%
70	1.5%	2.5%	4.3%	6.8%	10.4%

Reduction for 75% Joint and Survivor Option

Your Spouse’s Age at Your Retirement	Your Age at Your Retirement
	50	55	60	65	70
50	4.9%	7.8%	11.9%	17.4%	24.0%
55	4.0%	6.5%	10.2%	15.3%	21.7%
60	3.0%	5.1%	8.3%	12.9%	18.8%
65	2.2%	3.8%	6.5%	10.4%	15.7%
70	1.5%	2.7%	4.8%	7.9%	12.4%

Reduction for 100% Joint and Survivor Option

Your Beneficiary’s Age at Your Retirement	Your Age at Your Retirement
	50	55	60	65	70
50	6.5%	10.1%	15.3%	21.9%	29.6%
55	5.2%	8.4%	13.1%	19.4%	26.9%
60	4.0%	6.7%	10.8%	16.5%	23.6%
65	2.9%	5.0%	8.4%	13.3%	19.9%
70	2.0%	3.6%	6.2%	10.2%	15.8%

Lump Sum to Beneficiary Option Factors

The amount paid upon your death to your beneficiary depends on the age at which you retired and the type of your pension. The factors shown below for sample ages will be multiplied by the monthly pension benefit that you are receiving just prior to your death (including any retiree increases that have occurred).

Age at Retirement	Non-Disability Retirements	Disability Retirements
45	N/A	22
53	36	14
56	30	12
59	24	10
62	20	10
65	17	N/A

In the table of comparisons shown earlier on page 25, retirement occurred at age 62 on a non-disability retirement. The factor is 20, so the monthly pension amount ($940) is multiplied as follows: $940 x 20 = $18,800.

Five-Year Certain and Life Option

Your Age at Your Retirement
50	55	60	65	70
0.17%	0.31%	0.63%	1.26%	2.21%

Ten-Year Certain and Life Option

Your Age at Your Retirement
50	55	60	65	70
0.67%	1.25%	2.45%	4.49%	7.56%

Pension Supplement for Medicare

Medicare provides retiree health coverage generally at age 65. Part B of Medicare covers physician charges and requires a monthly premium for you to be covered. When you retire, or when you become eligible for Medicare Part B if later, and you provide evidence of payment for Part B coverage, this Plan will add the amount of the current standard Medicare Part B premium that you are paying to your monthly pension check, and will automatically adjust the amount as the Part B premium changes. To receive the supplement, you must provide evidence of Medicare Part B coverage. Benefits are not paid if these premiums are also being reimbursed from another source. Note, however, that only the standard Medicare Part B premium will be added, even if you are subject to a higher premium because of your income or your failure to enroll in Medicare Part B on a timely basis.

The same Medicare Part B premium amount will be added to your monthly pension check when your spouse is old enough and becomes covered by Medicare. While you are living, your spouse (not any other beneficiary) will receive this supplement regardless of the type of option chosen (Joint and Survivor, Straight Life Annuity, etc.). Should you marry after retirement, your spouse will still be eligible to receive this supplement. If you die after retirement, the Pension Supplement for Medicare will continue to be paid to your surviving spouse, but only if your spouse qualifies for a monthly lifetime pension after your death. If you die while actively employed, your spouse will receive the Pension Supplement for Medicare if your spouse qualifies for a monthly lifetime pension after your death.

You and/or your spouse only qualify for the Pension Supplement for Medicare if you are retiring directly from active employment, or if you die while employed. This means that the Pension Supplement for Medicare is not paid to you or your surviving spouse if you leave employment before you are eligible to retire. It is also not paid if you take a Severance Benefit (regardless of whether it is paid as a lump sum or as an immediate annuity).

Benefits for Your Survivors if You Die Before Retirement

The Plan may provide a benefit for your spouse or children if you die before you retire.

FAST FACTS
●	Once you’ve earned three years of Vesting Service, your spouse is automatically eligible to receive a surviving spouse pension if you die before you retire.
●	You may elect Optional Survivor Protection to provide a greater benefit to your spouse or to protect your minor children.
●	For either level of protection, an eligible spouse is one who has been married to you for at least one year at your death.

Survivor protection is provided in one of two different ways:

●	Under Automatic Spouse Protection, your spouse will receive a surviving spouse pension if you die before retirement after earning three or more years of Vesting Service.

●	If you have elected Optional Survivor Protection, survivor benefits are larger, may start sooner, and can be extended to minor children if you have no spouse. The cost for Optional Survivor Protection is reflected as a reduction in your pension amount if you live until retirement, or in the pension amount paid to your survivors.

Automatic Spouse Protection

Coverage for Automatic Spouse Protection applies as soon as you earn three years of Vesting Service. No special notice is provided to you by the Plan.

Optional Survivor Protection

When you earn 10 years of Eligibility Service or reach age 50 with three years of Vesting Service, the Plan will send you a notice explaining Optional Survivor Protection and how to elect it.

Optional Survivor Protection should be considered particularly when your spouse is not employed or is not accumulating a separate pension. In addition, Optional Survivor Protection could protect minor children if you are not married or if your income would be critical to your spouse to raise them. Obviously, each person’s financial situation can be different, and this booklet cannot address all of the issues that might be involved in your decision.

Election Opportunities

You may elect Optional Survivor Protection when first eligible or at any time thereafter. If not elected at the first opportunity, coverage for the first 12 months is limited to accidental death and not illness. Once you are first eligible, if you gain a new dependent by marriage, birth or adoption, you always have another “first opportunity” to elect coverage. Once elected, Optional Survivor Protection can only be dropped when employment changes or you gain or lose any of your eligible survivors.

If you leave covered employment under the Plan after having elected the Optional Survivor Protection while you were in active employment, the Optional Survivor Protection will terminate automatically unless you file a written election to continue the coverage within three months of your termination date. If you terminate employment and want to make this election, you should contact the Plan Administrator.

Pension Reduction

The reduction in benefit for Optional Survivor Protection varies by age and the length of time coverage is in place. The percentage reduction is the sum of the percentages, listed in the following chart, for the length of time coverage is in place, based on your age at the beginning of each month of coverage:

Participant’s Age	During Covered Employment		Not in Covered Employment
	Percentage per Month of Coverage	Percentage per Month of Coverage if Participant’s Age Plus Service = 80 or More	Percentage per Month of Coverage
25 – 29	0.0042%		0.0666%
30 – 34	0.0083		0.0666
35 – 39	0.0125		0.0666
40 – 44	0.0167		0.0666
45 – 49	0.0208		0.0833
50 – 54	0.0375	0.0250%	0.0833
55 – 59	0.0583	0.0250	0.0833
60 – 64	0.0417	0.0375	0.0666
65 – 69	0.0708
70 – 74	0.1208

So for example, if you elect coverage for 10 years until you become eligible for a Rule of 80 pension at age 60, your pension at age 60 would be reduced by 5.7480%. (60 months x 0.0375) + (60 months x 0.0583)

Full information on the applicable reductions for this coverage will be provided to you when you are first eligible or when you make a request to the Plan Administrator.

When Survivor Benefits Commence After Death

The commencement date of benefits can vary greatly for the two levels of protection. With the Automatic Spouse Protection, the surviving spouse pension commences when you would have reached retirement age, based on age and service at your death.

With the Optional Survivor protection, when your benefits commence depends on your age at the time of your death. If, at the time of your death, you have reached age 50, an Optional Survivor Benefit commences as of the first day of the month following your death. If at the time of your death you have not reached age 50, benefits commence the first day of the month following your death for 24 months to your spouse and/or minor children and continue as long as there are minor children under the age of 19 if longer than 24 months. If there is a surviving spouse, the payments continue or resume to your spouse for life when you would have reached age 50. Minor children include unmarried dependent natural or adopted children under the age of 19. If there is no spouse, the payments to your minor children continue until the first day of the month in which the last child reaches age 19, dies or marries, whichever occurs first.

Once commenced, the benefits will be paid for at least 24 months to your spouse and/or minor children as described above, or if your spouse and minor children die before the end of the 24-month period, the remaining payments will be made to the designated beneficiary of whoever is the last to die; or, if no living beneficiary is named, the remaining payments will be made in accordance with the Plan.

Survivor Protection Benefits Compared

The dollar amount of the surviving spouse pension is also much different for the two levels of protection. Automatic Spouse Protection provides survivor benefits under the 50% Joint and Survivor Option, adjusted for any early retirement reduction that might apply.

The Optional Survivor Protection provides survivor benefits in the amount of the 100% Joint and Survivor Option, adjusted for the Optional Survivor Protection reduction, but with no reduction for early retirement.

Comparison of Annual Survivor Benefits at Earliest Date Payable

For the following comparisons we have assumed that the spouse is three years younger than the participant, and that the Optional Survivor Protection was elected after 10 years of service.

Annual Survivor Benefits

	Circumstances at Death	Automatic Spouse Protection		Optional Survivor Protection
Scenario	Age/Benefit Service/FAS¹	Benefit	Payable	Benefit	Payable
1	35/10 years/$35,000	$3,141	After 25 years	$9,743	Immediately³
2	45/20 years/$50,000	$8,975	After 15 years	$27,349	Immediately³
3	55/30 years/$65,000	$23,936	Immediately²	$43,386	Immediately²

¹	Final Average Salary.
²	Payable immediately for spouse’s lifetime.
³	Payable immediately for 24 months or while there are minor children under age 19, then for the spouse’s lifetime when you would have reached age 50.

Details of calculations in the previous table:

Scenario 1:

Automatic Spouse Protection is determined as$35,000 x 10 years x 3.0%, payable when the participant would have been age 60, reduced for early retirement by 36.0%, and for the 50% Joint and Survivor Option by 6.51%, and then by 50%.

Optional Survivor Protection is determined as $35,000 x 10 years x 3.0%, payable immediately, reduced for the 100% Joint and Survivor Option by 7.21%.

Scenario 2:

Automatic Spouse Protection is determined as $50,000 x 20 years x 3.0%, payable when the participant would have been age 60, reduced for early retirement by 36.0%, and for the 50% Joint and Survivor Option by 6.51%, and then by 50%.

Optional Survivor Protection is determined as $50,000 x 20 years x 3.0%, payable immediately, reduced for the 100% Joint and Survivor Option by 7.21%, and for 10 years of optional survivor protection by 1.752%.

Scenario 3:

Automatic Spouse Protection is determined as $65,000 x 25 years x 3.0% plus $65,000 x 5 years x 0.5%, payable immediately, reduced for the 50% Joint and Survivor Option by 4.97%, and then by 50%.

Optional Survivor Protection is determined as $65,000 x 25 years x 3.0% plus $65,000 x 5 years x 0.5%, payable immediately, reduced for the 100% Joint and Survivor Option by 9.46%, and for 20 years of optional survivor protection by 4.875%.

Applying for Benefits at Retirement

Please notify the Plan Administrator when you are ready to retire, or if you begin working again after retirement.

FAST FACTS

●	To start your benefits, there is a written application for benefits to complete on forms that you may request from the Plan Administrator.

●	When you apply for retirement, the Plan must advise you in writing of your options and how your election would affect your benefit.

●	Once the benefit has commenced, the payment option you have chosen cannot be changed.

●	If your application for benefits is denied in whole or in part, you have the right to appeal to the Trustees.

The Benefit Application Process

When you wish to receive a benefit under this Plan, notify the Plan Administrator. Because of the mandatory notices that must be given to you, it is best to notify the Plan Administrator about 3 to 6 months before your desired retirement date.

The Plan Administrator will send you a notice explaining the amount of your benefit as well as the date that payment will begin. The Plan Administrator also will provide you with information about the various pension payment options that may be available to you. The notice will explain exactly how to apply for the benefit you desire.

When do my benefits start?
Monthly benefits can commence on the first day of the month after the eligibility requirements are met; however, you must complete the necessary forms and provide proof of age and marital status.

34

When Benefits Commence

In general, once you become entitled to a benefit, you may receive payment of your benefit after the latest of the following occurs:

●	You submit a properly completed written application on forms provided to you by the Plan Administrator;

●	You have had a 30-day waiting period to review your choices (Note: in some cases, this 30-day period may not apply or can be waived);

●	Your spouse’s consent to the benefit payment is received, if required; and

●	Your compensation for employment has ceased.

If You Work Beyond Normal Retirement Age

Your Normal Retirement Age is when you both reach age 65 and have at least three years of Vesting Service. You may, however, continue to work under the Plan, or elsewhere, beyond Normal Retirement Age.

If you have stopped working in employment that is covered by the Plan, you may apply for your pension from this Plan when you reach Normal Retirement Age (even if you are still working elsewhere). If you prefer, you also have the option of delaying your application beyond Normal Retirement Age, in which case your pension will be actuarially adjusted upward because of the delay. See below.

If you continue working in employment covered under the Plan after your Normal Retirement Age, you cannot apply for your benefit and your benefit is considered to be suspended. When you do retire, your pension will not be actuarially increased for delayed retirement (after Normal Retirement Age) for any month in which benefits were suspended; however, your Benefit Service and your Final Average Salary will reflect all of your covered work after Normal Retirement Age.

Delayed Application for Pension Benefits

In general, if you terminate employment and delay applying for a pension benefit until after your Normal Retirement Age, your monthly pension benefit will be actuarially increased for each month your annuity starting date is later than your Normal Retirement Age to account for the delay in commencing your benefits after Normal Retirement Age.

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In addition, if you qualify for a 60 and 10, Rule of 80, or Disability Pension while employed, but your pension does not begin immediately when you terminate employment:

●	If you begin receiving your benefits before your Normal Retirement Age, you may elect, with your spouse’s consent, a “retroactive annuity starting date” that is as much as 12 months prior to the date you return your pension application and election forms, but no earlier than the date you were first eligible to commence the benefit. Your first benefit payment, would include “make up” payments with interest, retroactive for as much as 12 months back to the date that you were first eligible to receive your pension without any early retirement reduction.

●	If you begin receiving your benefits after your Normal Retirement Age, you will automatically receive an actuarial increase for each month your pension effective date is later than your Normal Retirement Age. Alternatively, you may elect, with your spouse’s consent, a “retroactive annuity starting date” that is as much as 12 months back to the date you were first eligible to receive pension without any early retirement reduction.

In addition, if you qualify for a Disability Pension, or in the event of an administrative delay in paying your benefits to you, or to comply with a Qualified Domestic Relations Order (QDRO), retroactive benefit payments may be made to you or an alternate payee under a QDRO, on the first day of the month following the later of (a) the month in which you reach your Normal Retirement Age, or (b) the earlier of (i) your termination of Covered Employment or (ii) your Required Beginning Date.

Please note that you will not receive an actuarial increase or “make up” retroactive payment for any month that your pension is subject to suspension for working in employment covered under the Plan (see the following page).

Also, note that any retroactive payment described above will not begin until completion of all requirements necessary to start benefits under the Plan, including the 30-day review period and completion of an application for benefits. Consent of your spouse is also needed to any retroactive payment described above (except that a former spouse is not required to consent to a retroactive payment unless otherwise provided under a QDRO).

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If You Return to Work After Retiring

If you retire and begin receiving a pension, you are generally restricted to work that is not considered as “disqualifying employment.” If you do work in disqualifying employment, your pension will be suspended. The rules for disqualifying employment are different before and after Normal Retirement Age.

Disqualifying Employment Before Normal Retirement Age

If you have not reached Normal Retirement Age, your pension benefits are suspended for each month you perform any work in employment covered under the Plan. You will not receive any benefits during these months.

Disqualifying Employment After Normal Retirement Age

Once you reach Normal Retirement Age, your pension benefits are suspended for each month you work in employment covered under the Plan for 40 or more hours in a month. You will not receive any benefits during these months.

When you reach the Plan’s Required Beginning Date (April 1 after the calendar year in which you turn 70½), benefits will no longer be suspended (see page 38).

Recovery of incorrect payments
If you are paid a pension for months your benefits should have been suspended, your pension payments will be reduced after the period of suspension to make up for such prior overpayments.

Duty to Notify the Plan Administrator

You must notify the Plan Administrator within 15 days of returning to employment covered under the Plan, regardless of how many hours you work. You must also notify the Plan Administrator when you stop working, so that your pension payments can resume if they have been suspended.

If you return to work and fail to notify the Plan Administrator, the Trustees shall presume that your work is disqualifying employment and suspend your pension until you give notice that you stopped working.

If you are considering returning to work, you can ask the Trustees for a determination about whether this work would cause your benefit to be suspended.

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Resumption of Benefits After a Suspension

Your pension benefit will resume after the month you stopped working in disqualifying employment and after you have notified the Plan Administrator. If you earned additional Benefit Service while your pension benefit was suspended, your pension payment will be adjusted to take into account your later attained age and the additional Eligibility Service, Benefit Service and salary you received during the period of reemployment.

Your pension for the month you return to work and the month you again retire will be paid proportionally, based on a month of 21 working days and the days you actually worked.

Mandatory Commencement at Age 70½

You must begin to receive your monthly pension benefits from this Plan by April 1 of the calendar year following the calendar year you reached age 70½. Payments must begin even if you are still employed.

You will be asked to apply for benefits and to elect the form of payment for your pension. If you do not make an election, the Plan will assume you are married and will make payments in the form of a 50% Joint and Survivor Option with your spouse as your beneficiary. The benefit amount will assume that you and your spouse are the same age. If you fail to make an election and later provide the Plan with the correct age information, your monthly benefit amount will be adjusted appropriately; however, once the payments have begun, the form of your benefit may not be changed except in one circumstance—you may change from the Joint and Survivor Option to a Straight Life Annuity if you did not have a qualified spouse (including an alternate payee under a QDRO) on the required beginning date of your pension benefit.

If you continue to work after age 70½, you will continue to earn additional pension amounts, even while you are receiving pension payments. Your monthly pension amount will be adjusted each January 1 to reflect any increased benefits you have earned in the previous calendar year.

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Benefit Limitations

This Plan must comply with government regulations that limit the maximum benefits that can be paid. These limits are applied to the total benefits from all qualified defined benefit pension plans sponsored by your employer. You will be advised prior to the commencement of your benefit if these limits apply to your benefit.

The younger you are at retirement and the larger your salary, the more likely that your benefit may have to be limited. If your benefits are limited by these regulations, the Plan provides that your benefit will be indexed in future years as the IRS increases the limitations. Eventually, you may be able to receive your full annual benefit. You may contact the Plan Administrator to discuss these limits and how they may or may not affect your benefits from this Plan.

Claims and Appeals

If you (or your beneficiary or any other person who claims to be entitled to a Plan benefit) file a claim that is denied in whole or in part, the Plan Administrator will notify you in writing within two months of the receipt of the claim. If necessary, the Plan Administrator may require an extension of up to 90 days to notify you of the decision on your claim. If such extension is required, you will be notified of the extension within the original two-month period, indicating the special circumstances requiring the extension and the date on which a decision is expected to be rendered on your claim.

Reviewing an appeal
The Disability Claims Committee is made up of one union Trustee and one management Trustee and makes the initial decision on your disability claim. If an appeal is made on a disability claim determination, the full Board of Trustees, minus the members of the Disability Claims Committee, makes a determination on the appeal.

In the case of a claim involving disability benefits that is denied in whole or in part, the Disability Claims Committee will notify you in writing within 45 days of the receipt of the claim. If necessary, the Disability Claims Committee may require an initial extension of up to 30 days to notify you of the decision on your disability benefits claim. If such extension is required, you will be notified of the extension within the original 45-day period, indicating the special circumstances requiring the extension and the date on which a decision is expected to be rendered on your claim. If, prior to the end of the initial 30-day extension period, the Disability Claims Committee determines that a decision cannot be

39

rendered within the initial extension period, the determination period may be extended for up to another additional 30 days if you are notified of the second extension before the end of the initial extension period.

The notification of the denial will include:

●	The specific reason or reasons for the denial;

●	The specific reference to the Plan provisions on which the denial is based;

●	A description of any additional material or information that you may need to provide to perfect your claim for benefits, and the reasons why this information is necessary;

●	In the case of any claim involving disability benefits, a copy of any internal rule, guideline, protocol, or other similar criterion relied upon in making the decision to deny your claim, or a statement that such a rule, guideline, protocol, or other criterion was relied upon in making the decision on your claim and that a copy of such rules will be provided to you free of charge at your request. If the Plan based its decision to deny the claim on medical necessity or experimental treatment or a similar exclusion, the notice will also include either an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the claimant’s circumstances or a statement that such explanation will be provided free of charge upon request;

●	Information on how to re-submit your claim for review; and

●	A statement explaining your right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act (ERISA) following an adverse benefit determination after the review.

Your Right to Appeal

Within 180 days after you receive notice of denial, you or your authorized representative may request in writing a review (and/or hearing in the case of a disability claim) of the decision denying the claim. The request must state in clear and concise terms the reason or reasons for disputing the denial and must be accompanied by any pertinent documentary material not already furnished.

The impartial review (and/or hearing in the case of a disability claim) will take into account all comments, documents, records and other information that you submit relating to the claim, regardless of whether the information was submitted or considered in the initial benefit

40

determination but will not give deference to the initial adverse determination. If the appeal is based in whole or in part on a medical judgment, the Board of Trustees will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

Should it be necessary for the Trustees to consult with a health care professional in the case of a disability claim, the health care professional will be an individual who was not consulted in connection with the adverse benefit determination that is the subject of the appeal, nor a subordinate of such individual.

Any appeal from a denial of a disability claim will be decided by Trustees who did not make the adverse benefit determination that is the subject of the appeal and who are not subordinates of the individual(s) who made the adverse benefit determination.

Review of Documents

You will be provided reasonable access to, and copies of, all relevant documents upon request. A document, record or other information is “relevant” if it:

●	was relied upon in making the benefit determination;

●	was submitted, considered or generated in the course of making the benefit determination, without regard to whether it was relied upon in making the benefit determination; or

●	demonstrates compliance with the administrative processes and safeguards required under federal law.

The Trustees will also provide the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with your disability benefit denial, whether or not the advice was relied upon in making the adverse decision.

Notification of Decision

The Board of Trustees will make their decision within 60 days (45 days for appeals involving a disability claim) after receipt of your request for review. If special circumstances require a further extension of time for processing, the Trustees may require an extension of up to another 60 days (45 days for appeals

41

involving a disability claim) to notify you of the decision on your appeal. If such extension is required, you will be notified of the extension within the original 60 days (45 days for appeals involving a disability claim) after the receipt of your request for review, indicating the special circumstances requiring the extension and the date on which a decision is expected to be rendered on your claim.

Content of Notice

You will be advised of the Trustees’ decision in writing. The notice of the decision will include:

●	Specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based;

●	A statement that you are entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information “relevant” to your claim for benefits, as described under “Review of Documents” on page 41;

●	A statement of your right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

●	If any rule or guideline was relied upon in making the adverse determination on a disability claim, the rule or guideline, or a statement that the rule or guideline will be provided free of charge upon request. If the Plan based its decision to deny the claim on medical necessity or experimental treatment or a similar exclusion, the notice will also include either an explanation of the scientific or clinical judgment for the denial, applying the terms of the Plan to the claimant’s circumstances, or a statement that such explanation will be provided free of charge upon request.

Your Right to an Authorized Representative

You may appoint an authorized representative to act on your behalf for the purposes of filing a claim and seeking a review of the denied claim. However, you must notify the Plan Administrator in advance in writing of the name, address and phone number of the authorized representative.

Failure to Appeal

If your claim has been denied and you fail to request a review and/or hearing within the 180 days after you receive notice of denial of your claim, it will be conclusively determined for all purposes of this Plan that the initial denial of your claim is final and binding on all parties, including the applicant, the claimant and any person claiming under the application.

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Life Events That May Affect Your Benefit

At certain times in your life, you may experience “events” that can affect your Plan benefit—such as marriage, divorce or leaving employment.

FAST FACTS

●	If you marry, your spouse is by law your beneficiary for your Plan benefit. At retirement, you may name someone other than your spouse to be your beneficiary with your spouse’s written consent.

●	If you incur a break in service, your years of Vesting Service, Eligibility Service and Benefit Service may be affected.

●	If you leave employment before you retire, you may be eligible for a “Severance Benefit”—a lump-sum payment of your accrued pension benefit.

If You Marry

If you get married, your spouse is automatically your beneficiary for your Plan benefit. In order to name a beneficiary other than your spouse, your spouse must consent to the alternate beneficiary in writing at your retirement.

If you move
If you move, you need to contact the Plan Administrator to report your change of address.

Once you are vested, your spouse is eligible to receive a surviving spouse pension if you die before you retire. For more information, see page 29.

If You Have a Child

If you have a child, by birth or adoption, and you have not elected the Optional Survivor Protection during an initial eligibility period, you will have a new “first opportunity” to elect this Optional Survivor coverage. Please see page 29 for details.

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If You Divorce

If you get divorced, your former spouse may have rights to all or part of your benefit even if you marry again. This Plan must comply with formal court orders called Qualified Domestic Relations Orders. These assign specific spouse rights under this Plan to your former spouse or to another “alternate payee” following a divorce. You will be advised if the Plan receives an order affecting your benefit. This Plan has specific written procedures for dealing with orders that purport to be Qualified Domestic Relations Orders. For a copy of those procedures, contact the Plan Administrator.

If You Switch from Part-Time to Full-Time Employment, or Full-Time to Part-Time Employment

If you switch from part-time to full-time status, or vice versa, for a period of 36 consecutive months or more, the Plan will recognize this by calculating your pension in two parts that are then added together. See page 21 for more information.

If You Terminate Employment Before You Are Vested

If you terminate employment before you are vested (at least 3 years of Vesting Service), you may incur a break in service and lose your service credits to date if you are not reemployed under the Plan within a certain period of time. See the rules on Break in Service on page 11.

If you are rehired in employment under the Plan within 12 months, you will begin participation again immediately and earn Vesting Service even for the period you were gone.

If You Terminate Employment After Becoming Vested but Before You Have 10 Years of Benefit Service

If you are vested, have less than 10 years of Benefit Service, and leave employment before becoming eligible for an immediate pension, you may either apply for a Severance Benefit or leave your benefit in the Plan to receive a lifetime annuity starting at age 65 (or as early as age 60 if you have 10 years of Eligibility Service ). You may apply for a Severance Benefit at any time before you become eligible for an immediate pension. The Severance Benefit is generally paid as a lump sum benefit; however, if the lump-sum value is greater than $5,000 then it can be converted into an immediate monthly annuity. See page 19 for details.

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If You Terminate Employment with 10 Years of Benefit Service

If you leave employment with 10 years or more of Benefit Service, you are not eligible for a Severance Benefit. You will be able to start your pension immediately if you have reached age 60 or if your age plus your years of Eligibility Service totals at least 80. Otherwise, you will be able to start your pension with a reduction for early retirement when you do reach age 60, or with no reduction at age 65. Please keep the Plan advised whenever your address changes and contact the Plan Administrator at least 90 days before you wish to start your benefit.

If you leave employment
If you leave employment and are entitled to a future benefit, you should advise the Plan Administrator of your address every two years to make sure you continue to receive Plan information.

If You Take a Paid Leave of Absence from Your Employer

You will receive Vesting Service, Eligibility Service and Benefit Service while on an approved leave of absence for which you are receiving compensation. You do not have to notify the Plan directly since your employer will continue to report your compensation.

If You Take an Unpaid Leave of Absence (other than Maternity or Paternity)

If you are absent from employment with a participating employer on an unpaid leave of absence, you will receive Vesting Service, Eligibility Service and Benefit Service for the first 12 months after the date you are first absent from employment, or until your date of termination of employment, if earlier.

If You Have a Maternity or Paternity Absence

If you are absent from employment with a participating employer for paternity or maternity reasons, you will receive Vesting Service, Eligibility Service and Benefit Service for the first 12 months after the start of the paternity or maternity absence. In addition, an additional 12 month leave (for a total of 24 months of paternity or maternity absence)

will not cause a break in service, even though no additional service is earned. See page 11 for more information on break in service.

If you plan to take a leave of absence without pay for maternity or paternity reasons, you should notify the Plan’s Administrative Manager.

If You Terminate Employment and Return Within One Year

If you terminate employment and return to the same employer within one year of your termination date, you will receive Vesting Service for the period you were absent.

If You Enter the Uniformed Service

Military service (as well as service in the “Uniformed Services” as defined in the law) may be counted as Vesting Service, Eligibility Service and Benefit Service if you left employment covered by this Plan to enter uniformed service and return to covered employment after your release from duty within a specific time period applicable to your leave. You must notify the Plan Administrator about your uniformed service for it to be considered.

Effective January 1, 2007, if you die while on leave for uniformed service, the Pension Plan will provide any additional death benefits that would have been payable to your Beneficiary or Spouse as if you had returned to employment and were an active employee before your death; and in addition, your period of uniformed service will be counted for purposes of determining your Vesting Service under the Plan.

The “Uniformed Services” that are treated as described above (also known as “qualified military service”) are the Armed Forces, the Army National Guard and the Air National Guard when engaged in active duty for training, inactive duty training, or full-time National Guard duty, the commissioned corps of the Public Health Service, and any other category of persons designated by the President in time of war or national emergency.

If You Become Disabled

If your employment ends because of permanent and total disability, you are under age 65, and you have earned three or more years of Vesting Service, you may be eligible for a Disability Pension.

If you qualify for a Disability Pension, and at any time you are awarded a Social Security Disability benefit, you must contact the Plan Administrator.

The Disability Pension is described on page 16.

If You Retire

When you are ready to retire, you should contact the Plan Administrator. The Plan Administrator will send you a notice explaining the amount of your benefit as well as the date that payment may begin. The Plan Administrator also will provide you with information about the various pension payment options that may be available to you, information that compares the value of each form of payment, and information about the effect on your pension if you were to defer payment of your pension until you were older. The notice will explain exactly how to apply for the benefit you desire.

If You Return to Work After Retirement

If you return to work for any employer participating in this Plan after you retire, your pension is suspended (except as noted below). When you retire again, your pension is re-calculated based on your new Final Average Salary, new retirement age and the sum of your Benefit Service before reemployment plus any new Benefit Service you have earned.

If you return to work after your Normal Retirement Age (typically age 65), your pension will not be suspended if you work less than 40 hours in a month. Your pension will be recalculated as of the following January 1, for each year you accrue an additional benefit.

Please see page 37 for more information on employment after retiring and the recalculation of your benefit.

If You Remain Working After Age 70½

You must begin to receive your monthly pension benefits from this Plan by April 1 of the calendar year following the year you reached age 70½. Payments must begin even if you are still employed. Please see page 38 for more details on mandatory 70½ pensions.

If Your Spouse Dies

If your spouse dies, and you have elected the Optional Survivor Protection, you should notify the Plan Administrator to review your coverage.

If you have retired and you are receiving benefit payments, your payments will continue in the same payment form that you elected when you retired. If you chose the Pop-Up option (described on page 23), your monthly payments will increase to the amount they would have been if you had elected the Straight Life Annuity Option when you retired.

If You Die Before You Retire

If you die before you retire, your spouse needs to notify the Plan Administrator to initiate the pension application process. Your spouse will need to submit proof of age, proof of marriage, and a death certificate. In addition, your spouse should notify your employer for any additional benefits. Please see page 29 for more details on survivor benefits.

If You Die After You Retire

If you die after you retire, your spouse or beneficiary should notify the Plan Administrator. Your spouse or beneficiary must submit a death certificate so that any benefits payable from the Plan may be properly processed.

Your spouse or beneficiary may be eligible to receive a benefit from this Plan if you elected a payment option that provides one when you retired. Payment options are described on page 22.

Portability Service

The following section describes portability provisions for participants who have service under a pension plan that has a Portability Agreement with this Plan. If you do not have service under a pension plan that has a Portability Agreement, these provisions do not apply to you and you may ignore this section. See the table on page 51 for the list of plans.

FAST FACTS
●	The AFL-CIO Staff Retirement Plan has special pension portability provisions that allow it to sign Portability Agreements with the pension plans of affiliated organizations that are willing to do the same. If you move between two plans that have signed a Portability Agreement, in some but not all respects, it will be as though you were changing employers within one plan.

●	Portability service is service under another pension plan that is counted for certain purposes under this Plan, and service under this Plan that is counted for certain purposes under the other plan. If the following events occur, you may be eligible for portability service under a Portability Agreement:

	–	You are a participant in this Plan (without the use of portability service);

	–	You have been or later become a participant in another pension plan (without the use of portability service) that has signed a Portability Agreement with this Plan;

	–	You leave employment covered by one plan and either (1) are vested at that time or (2) you start employment covered by the other plan before a permanent break in service occurs from the first plan; and

	–	No benefit distributions have occurred from either plan that would cause portability service to be disregarded.

	–	If a Portability Agreement is terminated, you must have become a participant in at least one of the plans prior to the date of termination.

●	These points are discussed more completely in the following sections.

Portability service is provided as follows:

●	Service that is counted for vesting purposes in one plan will be counted for vesting purposes in the other plan.

●	Service that is counted for eligibility purposes in one plan will be counted for eligibility purposes in the other plan.

Important!
Portability Service does not affect Benefit Service, so it will not affect the dollar amount of your benefit. Portability Service affects Vesting and Eligibility only.

Portability service does not affect the amount of Benefit Service counted on your behalf by either plan. Portability service does not have any effect on employment-related benefits (such as health benefits for active and/or retired employees) that are not provided under the terms of the Plan.

Portability Agreements

A list of other pension plans that have signed Portability Agreements with this Plan can be found below. This list changes from time to time, and the most current list is available from the Plan Administrator. The Plan Administrator can also answer any questions that you may have about these portability provisions.

If you do not have service under one of the pension plans listed in the table, you may ignore this section.

The portability provisions cover all employers participating in these pension plans. You need to contact each plan’s administrator to verify the names of particular participating employers.

Pension Plans that Have Portability Agreements
with the AFL-CIO Staff Retirement Plan

Name of Plan	Effective Date	Termination Date	Reinstatement Date
AFSCME Employees International Union Pension Plan	January 13, 2003
International Union of Elevator Constructors Officers’ and Employees’ Plan (IUEC)	September 10, 2002
International Union, United Mine Workers of America Pension Plan (UMWA)	July 26, 2007
IUPAT General Officers, Staff and Employees Retirement and Pension Trust Fund (as now merged into the International Painters and Allied Trades Industry Pension Plan)	October 1, 2005
Laborers’ International Union of North America Staff Pension Plan	February 4, 2002	June 1, 2006	October 3, 2014
LIUNA Local Union and District Council Pension Fund (now merged with the International Staff Plan)	January 9, 2002	June 1, 2006	N/A
National Council of Senior Citizens, Inc. Staff Pension Plan	October 25, 2000
Office and Professional Employees International Union Pension Plan (OPEIU)	January 15, 2001
Pension Plan for Employees of the Service Employees International Union (SEIU)	June 11, 2000	July 25, 2005
Pension Plan for International Officers, Representatives, and Assistants of the International Brotherhood of Electrical Workers (IBEW)	May 27, 2011
SEIU Affiliates Officers’ and Employees’ Pension Plan	January 22, 2000	July 25, 2005
Sheet Metal Workers’ Local Unions & Councils Pension Plan (SMW)	August 13, 2004

Rules for Crediting Portability Service

Each plan uses its own rules to determine the amount of service credited while you are covered by the plan, and accepts the years of portability service certified by the other plan. Portability cannot cause you to receive double credit in one plan for the same period of time.

Service Because of a Merger

There is one exception that could limit the amount of service certified by the other plan. Once a pension plan signs a Portability Agreement, if that plan is involved in a merger, pre-merger service recognized by the plan only as a result of the merger will not count as portability service unless the Portability Agreement is amended to recognize that service.

Multiple Portability Agreements

You may have prior service with two or more labor organizations, and the pension plans of these organizations may have signed Portability Agreements with this Plan. If so, this Plan will recognize portability service based on your service with all plans covered by a Portability Agreement. However, the Portability Agreements with this Plan only recognize portability service with it. The other labor organization plans will not recognize service with each other unless they have signed separate portability agreements to that effect.

Breaks in Service

If you leave employment with an employer before you are vested in a pension, most pension plans will cancel any service earned if you do not return to the employer (or another participating employer in the plan). You must do this within a period of time (typically five years) or a “permanent break in service” will occur. A Portability Agreement may prevent you from incurring a permanent break in service under the rules of your first plan if an employer in a plan with a Portability Agreement employs you before the permanent break in service occurs.

If you become employed after you have incurred a permanent break in service under the first plan, the break rules of the first plan will apply fully and the break cannot be fixed by earning service under the Portability Agreement. There may, however, be other plan provisions that can “cure” a permanent break in service. If you have had a break in service that you believe to be permanent, you may want to check with the prior plan to ensure your understanding of the situation.

Portability Service Earned Before Becoming a Participant in this Plan

Once you become a participant in this Plan, portability service will affect your benefits as follows:

●	The years of vesting service certified by the other plan will count as Vesting Service under this Plan. This portability service may help you qualify for a pension benefit at Normal Retirement Age, even if you terminate employment under this Plan before that time. Vesting Service also qualifies you for disability benefits, surviving spouse benefits should you die, and the Severance Benefit should you terminate employment.

●	The years of eligibility service certified by the other plan will count as Eligibility Service under this plan. This may allow you to qualify at an earlier age for:

–	The Rule of 80 Pension

–	The 60 and 10 Pension, and

–	Eligibility to elect Optional Survivor Benefit Protection.

●	Portability does not affect the dollar amount of your accrued benefit, or your ability to take a lump sum cashout of your benefit if you terminate employment before earning 10 years of Benefit Service.

Portability Service After Leaving the AFL-CIO Staff Retirement Plan

Portability service that is certified by another plan after you leave this plan will affect your benefits as follows:

●	Active employment under the other plan can be used to satisfy this Plan’s requirement that you be in active employment to qualify for the following benefits:

–	The Rule of 80 Pension

–	The 60 and 10 Pension

–	The Disability Pension

–	The Pension Supplement for Medicare, and

Important!
Portability Service does not affect Benefit Service, so it will not affect the dollar amount of your benefit. Portability Service affects Vesting and Eligibility only.

–	Eligibility to elect Optional Survivor Benefit Protection. (The plan factors used to adjust your benefit because of this protection remain those that apply for terminated employees.)

●	The years of vesting service certified by the other plan will count as Vesting Service under this Plan. This service will help to qualify you for a pension benefit at Normal Retirement Age. Vesting Service also qualifies you for disability benefits, and surviving spouse benefits should you die.

●	The years of eligibility service certified by the other plan will count as Eligibility Service under this plan. This may allow you to qualify at an earlier age for:

–	The Rule of 80 Pension

–	The 60 and 10 Pension, and

–	Eligibility to elect Optional Survivor Benefit Protection.

Remember!
Anytime you are making a decision about your benefits from either plan, consider the portability provisions and any effect your decision may have on your portability service.

Portability service does not affect the dollar amount of your accrued benefit.

Actions That Would Cause Portability Service to be Disregarded

●	A plan involved in a Portability Agreement will not recognize portability service if you have commenced your benefit (whether as a lump sum distribution or as a monthly annuity) from that plan prior to the effective date of the Portability Agreement.

●	Neither plan involved in a Portability Agreement will recognize portability service if you have commenced your benefit (whether as a lump sum distribution or as a monthly annuity) from the plan from which you transferred before ceasing active employment under the other plan to which you transferred. An exception is made if the benefit distribution occurred for one of the following reasons:

–	Retirement on or after normal retirement age;

–	Plan termination; or

–	Retirement on a disability pension that was discontinued prior to your employment with an employer participating in the plan to which you transferred.

Please remember that even the cash out of a small benefit from a plan can affect your ability to use portability service. Any time that you are making a decision regarding the distribution of any part of your benefit, you should consider the portability provisions and whether you might benefit now or in the future from portability service.

How are my benefits affected if a Portability Agreement is terminated?

Each plan monitors its own costs associated with portability and reserves the right to cease entering into new Portability Agreements and/or to terminate existing Portability Agreements should the aggregate costs become unacceptable. Disaffiliation with the AFL-CIO by the other plan’s sponsor will automatically cause a termination of the Portability Agreement. A plan’s administrator can tell you if a portability agreement has been terminated.

If a Portability Agreement is terminated after you have become a participant in either of the two plans, you will still be eligible for portability service—even for service after the termination date and even if you transfer to the other plan after the termination date. In other words, you will only be affected by the termination of a Portability Agreement if you have not become a participant in either plan prior to the termination date.

How do I make sure that the plans involved are aware of my portability service?

If you are a participant in one or more of the pension plans listed on page 51, you should verify that all of the plan administrators are aware of your employment record. The plan administrators exchange lists of participants and service involved in portability. To ensure that you receive credit for any portability service, you should write a letter to the Plan Administrator of this Plan giving the dates of employment, the names of the employer(s) involved, and the name of the pension plan involved.

General Plan and Employer Information

Name of Plan

AFL-CIO Staff Retirement Plan

Plan’s Employer Identification Number

52-6044583

Plan Number

001

Structure

This Plan is a multiemployer plan funded by assets held in a Trust Fund in accordance with its Trust Agreement. Benefits are paid in accordance with the Plan of Benefits.

Effective July 1, 2012, the Ullico Inc. Pension Plan, which covers employees of Ullico Inc., merged into AFL-CIO Staff Retirement Plan. As a result of that merger, the Plan provisions covering employees of Ullico Inc. became known under the Plan as the Ullico Component, and the Plan provisions covering employees of the AFL-CIO and all other Participating Employers in the Plan became known as the AFL-CIO Component. These two components have different benefit provisions, but together comprise the AFL-CIO Staff Retirement Plan.

Plan Sponsor

The Board of Trustees of the AFL-CIO Staff Retirement Plan is the Plan Sponsor and the legal Plan Administrator under the Employee Retirement Income Security Act (ERISA). The Board of Trustees is a Joint Board, made up of an equal number of union and employer representatives. The Trustees have granted authority to Benserco, Inc., as a third party administrator, to keep records and make benefit payments under the Plan. As of the date of the publication of this booklet, the members of the Board of Trustees are:

The Board of Trustees

c/o Benserco, Inc.
140 Sylvan Avenue
Suite 303
Englewood Cliffs, New Jersey 07632

●	Richard Trumka, Chairman	●	Tefere Gebre

●	Elizabeth Shuler, Secretary-Treasurer	●	Brett Gibson

●	Tara Mitchell	●	Michael Noonan

●	Paulo Rodriquez	●	Edward Smith

Agent for Service of Legal Process

The Board of Trustees has been designated as the agent for the service of legal process. You may serve legal process on the Board of Trustees at the following address:

The Board of Trustees of the AFL-CIO Staff Retirement Plan
c/o Benserco, Inc.
140 Sylvan Avenue
Suite 303
Englewood Cliffs, New Jersey 07632

Plan Administrator

Benserco, Inc.
140 Sylvan Avenue
Suite 303

Englewood Cliffs, New Jersey 07632
800-525-4794

Headquarter’s Administrative Manager

Ms. Shari Cannon
AFL-CIO
815 Sixteenth Street, NW
Washington, DC 20006
202-637-5250

Plan Year

Beginning July 1 and ending June 30.

Type of Plan

Multiemployer Defined Benefit Pension Plan

Funding Medium

Benefits are provided through a Trust Fund that is a distinct legal entity from the employers and the unions. The Trustees receive contributions from participating employers, invest assets held in reserve, and pay Plan expenses and benefits to participants and beneficiaries. Assets and liabilities of the Plan are held separate and apart from the AFL -CIO and from any other employer participating in accordance with the Plan. The assets of the Trust are used for the sole and exclusive purposes of providing benefits to participants and beneficiaries and for paying the reasonable administrative expenses of the Fund.

Employers and Employer ID Numbers

Employer	ID Number	Address
A. Philip Randolph Institute	13-2548181	815 16th Street, NW Washington, DC 20006
AFL-CIO	53-0228172	815 16th Street, NW Washington, DC 20006
AFL-CIO Employees Federal Credit Union	53-0233491	1750 New York Avenue, NW Washington, DC 20006
Alliance for Retired Americans Trades Department	52-2277805	888 16th Street NW Washington, DC 20006
Building and Construction	53-0025755	815 16th Street, NW Washington, DC 20006
Center for Working Capital	52-2068876	888 16th Street NW Washington, DC 20006
Center for Construction Research and Training (CPWR)	52-1172454	111 Massachusetts Avenue, NW Washington, DC 20001
Central Indiana Labor Council	35-1017434	1701 W 18th Street Indianapolis, IN 46202
Coalition of Kaiser Permanente Unions	52-2360920	888 16th Street NW Washington, DC 20006
Colorado AFL-CIO	84-0457306	140 Sheridan Blvd., Suite 201 Denver, CO 80226

Employer	ID Number	Address
Connecticut State AFL-CIO	06-0303260	30 Sherman Street West Hartford, CT 06110
Community Services of Central Maryland, Inc.	52-1271898	2701 W. Patapsco Avenue, Suite 110 Baltimore, MD 21230
Community Services Agency of Metropolitan Washington Council, AFL-CIO	52-1418506	888 16th Street NW, Suite 520 Washington, DC 20006
Department of Professional Employees (DPE)	52-1107237	888 16th Street, NW Washington, DC 20006
Foundation for Fair Contracting CHOICE	47-2251275	815 16th Street N.W., Suite 600 Washington, DC 20006
Georgia State AFL-CIO	58-0682148	501 Pulliam Street, SW, Suite 549 Atlanta, Georgia 30312
Greater Boston CLC	04-1103070	8 Beacon Street, 2nd Floor Boston, MA 02108
Greater St. Louis Labor Council	43-0729153	3301 Hollenberg Dr. Bridgeton, MO 63044
Hawaii State AFL-CIO	99-0035425	320 Ward Avenue, Suite 209 Honolulu, HI 96814
Housing Investment Trust	52-6220193	1717 K Street, NW Washington, DC 20006
International Labor Communications Association, AFL-CIO/CLC	53-0232074	888 16th Street, NW Washington, DC 20006
Investment Trust Corporation (Building Investment Trust)	52-2136736	1717 K Street, NW Washington, DC 20006
Iowa Federation of Labor	42-0781361	2000 Walker Street, Suite A Des Moines, IA 50317
Lawyers Coordinating Committee	52-1304063	815 16th Street, NW Washington, DC 20006
Maine AFL-CIO	01-0113840	21 Gabriel Drive Augusta, Maine 04330
Maritime Trades Department	53-0231686	815 16th Street, NW Washington, DC 20006

Employer	ID Number	Address
Maryland State & D.C. AFL-CIO	52-0691752	7 School Street Annapolis, MD 21401
Massachusetts AFL-CIO	04-2254301	389 Main Street Malden, MA 02148
Metropolitan Baltimore Council of AFL-CIO	52-6068046	2701 W. Patapsco Avenue, Suite 110 Baltimore, MD 21230
Metropolitan Washington Council, AFL-CIO	53-0045282	888 16th Street NW, Suite 520 Washington, DC 20006
Missouri State AFL-CIO	44-0150375	208 Madison Street Jefferson City, MO 65101
National Air Traffic Controllers Association	52-1522639	1150 17th Street, NW, Suite 701 Washington, DC 20036
National Coordinating Committee for Multiemployer Plans (NCCMP)	52-1041104	815 16th Street, NW Washington, DC 20006
National Labor College	52-0895834	10000 New Hampshire Avenue Silver Spring, MD 20903
New Hampshire AFL-CIO	02-0241839	161 Londonderry Turnpike Hooksett, NH 03106
New York City Central Labor Council AFL-CIO	13-5675894	275 Seventh Avenue, 18th Floor New York, NY 10001
New York State AFL-CIO	14-0923720	100 South Swan St. Albany, NY 12210
Ohio AFL-CIO	31-6057282	395 E Broad St., #300 Columbus, OH 43215 (614) 224-5245
Pennsylvania Building and Construction Trades Department	23-1584090	800 N. Third Street, 4th Floor Harrisburg, PA 17102
Pennsylvania State AFL-CIO	23-1575065	230 State Street Harrisburg, PA 17101
Solidarity Center	52-1984713	1925 K Street, NW Washington, DC 20006
Transportation Trades Department, AFL-CIO	52-1673883	1000 Vermont Avenue, NW, Suite 900 Washington, DC 20005

Employer	ID Number	Address
Ullico, Inc. (including employees of certain Ullico affiliated organizations as specified in the participation agreement)	52-1579726	1625 Eye Street, NW Washington, DC 20006
Union Community Fund	52-2184499	815 16th Street, NW Washington, DC 20006
Union Label and Service Trades Department	53-0025759	888 16th Street, NW Washington, DC 20006
Union Privilege	52-1457836	1125 15th Street, NW Washington, DC 20005
Virginia State AFL-CIO	54-0419003	5400 Glenside Drive, Suite E Richmond, VA 23228
Washington State Labor Council	91-0668471	321 16th Avenue South Seattle, WA 98144-2151
Working for America Institute	52-0884503	815 16th Street, NW Washington, DC 20006
Wyoming State AFL-CIO	83-0157300	1904 Thomas Avenue Cheyenne, WY 82001

The list of participating employers included in this booklet is current as of December 1, 2016. A participant or beneficiary may obtain from the Plan Administrator, upon written request, a complete list of the employers participating in the Plan, or information about whether a particular employer is participating in the Plan, including the address of the participating employer. This information also may be examined at the Plan Administrator’s office.

Benefit Statements

You may request a benefit statement describing your status and benefits from the Plan by contacting the Plan Administrator. You should immediately review these statements for accuracy, and notify the Plan Administrator if there is anything that appears incorrect.

Procedures for Processing Qualified Domestic Relations Orders

You may obtain free of charge, by written request, a copy of the Plan’s procedures for processing Qualified Domestic Relations Orders.

Action of the Trustees

The Trustees are the sole judges of the standard of proof required in any case and the application and interpretation of this Plan. The Trustees have the exclusive right and discretionary authority to construe the terms of the Plan, to resolve any ambiguities, and to determine any questions that may arise with the Plan’s application, including but not limited to determination of eligibility for benefits. No legal proceeding may be filed in any court or before any administrative agency against the Fund, Plan, or the Trustees, unless all review procedures with the Trustees have been exhausted.

Overpayments

If you were paid in error, the Trustees have the right to recover the amount you were overpaid. If you do not repay the amount you owe back, the Trustees have the right to deduct the amount were overpaid from your future benefit payments.

Tax Withholding and Reporting

Pension benefits under the Plan are often subject to income tax, and withholding from benefit payments sometimes applies. Forms 1099’s are mailed every year. More income tax information will be sent at the time you retire.

Direct Rollovers

Some distributions from the Plan may be rolled over to an individual retirement account (IRA) or to a qualified plan. A notice about rollover rights will be forwarded to you as part of the process of applying for benefits.

No Assignments

Your benefits may not be sold, assigned, or pledged. Benefits are not subject to attachment or execution to satisfy debts or any judgment, except for the Internal Revenue Service as legally provided for in the Internal Revenue Code. However, any benefits payable to an alternate payee (spouse, former spouse, child, or other dependent) under an order found by the Plan to be a Qualified Domestic Relations Order (QDRO) will be honored.

Plan Amendment and Termination

It is the intention of the Employers to continue the Plan indefinitely and to make the required contributions. The Executive Council of the AFL-CIO, on behalf of the employers, reserves the right to amend the Plan, to suspend contributions to the Plan, or to terminate the Plan, completely or partially, when, in their sole judgment, such action is deemed necessary and is in accordance with the law and any pertinent collective bargaining agreements. If the Plan terminates, you will be entitled to any benefit you have accrued to the extent then funded.

As a multiemployer plan, the Plan is considered terminated by law if it is amended to provide that no further benefits will be earned by employees for employment with employers, or if every employer withdraws from the Plan within the meeting of 4203 of ERISA, upon the cessation of the obligation of all employers to contribute to the Plan, or if the Plan becomes a defined contribution plan.

In the event of Plan termination, you will not accrue any further benefits under the Plan. However, the benefits you have already accrued will become non-forfeitable to the extent your benefits can be funded by Plan assets allocated to such benefits.

If the termination occurs because the Plan is amended to provide that no further benefits will be earned by employees for employment or is amended to become a defined contribution plan, the Fund will continue to pay non-forfeitable benefits. If the Fund does not have sufficient assets to pay all non-forfeitable benefits, employers will be required to contribute to the Trust Fund until all non-forfeitable benefits are fully funded and can be paid.

If the Plan terminates because there are no longer any agreements requiring contributions to the Fund, the Plan may be amended to reduce benefits to the extent necessary to ensure that the Fund’s assets are sufficient to pay non-forfeitable benefits when they are due. If the Plan has been amended and the Fund does not have enough assets to pay non-forfeitable benefits, the Fund has the authority to suspend benefits. If benefits are suspended, the Plan will continue to pay the highest level of benefits that can be paid out of the Fund’s available resources. If benefits are suspended, the Fund will not be required to make retroactive benefits payments for that portion of a benefit that was suspended.

Once the Fund assets and non-forfeitable benefits are valued, the Trustees, as a general rule, will use the available assets to purchase annuity contracts to provide for your benefits. However, the Trustees may in certain circumstances pay you in cash. In addition, in accordance with applicable law, benefits of current and former highly compensated employees will be limited to benefits that do not discriminate in their favor.

Federal Insurance

Your pension benefits under this multiemployer plan are insured by the Pension Benefit Guaranty Corporation (PBGC), a federal insurance agency. A multiemployer plan is a collectively bargained pension plan involving two or more unrelated employers, usually in a common industry.

Under the multiemployer plan program, the PBGC provides financial assistance through loans to plans that are insolvent. A multiemployer plan is considered insolvent if the plan is unable to pay benefits (at least equal to the PBGC’s guaranteed benefit limit) when due.

The maximum benefit that the PBGC guarantees is set by law. Under the multiemployer plan program, the PBGC guarantee equals a participant’s years of service multiplied by (1) 100% of the first $11 of the monthly benefit accrual rate, and (2) 75% of the next $33.

The PBGC’s maximum guarantee limit is $35.75 per month times a participant’s years of service. For example, the maximum annual guarantee for a retiree with 30 years of service would be $12,870.

The PBGC guarantee generally covers:

●	Normal and early retirement benefits;

●	Disability benefits if you become disabled before the plan becomes insolvent; and

●	Certain benefits for your survivors.

The PBGC guarantee generally does not cover:

●	Benefits greater than the maximum guaranteed amount set by law;

●	Benefit increases and new benefits based on plan provisions that have been in place for less than five years at the earlier of the date the plan terminates or the time the plan becomes insolvent;

●	Benefits that are not vested because you have not worked long enough;

●	Benefits for which you have not met all of the requirements at the time the plan becomes insolvent; or

●	Non-pension benefits, such as health insurance, life insurance, certain death benefits, vacation pay, and severance pay.

For more information about the PBGC and the benefits it guarantees, ask the Plan Administrator or contact the PBGC’s Technical Assistance Division, 1200 K Street N.W., Suite 930, Washington, DC 20005-4026. You may also call the PBGC toll-free at (800) 400-7242. TTY/TDD users may call the Federal relay service toll-free at (800) 877-8339 and ask to be connected to the appropriate number. Additional information about the PBGC’s pension insurance program is available at the website www.pbgc.gov.

Your Rights Under ERISA

As a covered member in the AFL-CIO Staff Retirement Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

Receive Information about Your Plan and Benefits

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including Collective Bargaining Agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Trustees, copies of documents governing the operation of the Plan, including collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Trustees may make a reasonable charge for the copies.

Obtain, upon written request to the Trustees, copies of periodic actuarial reports, certain financial reports and applications for amortization extension. You are entitled to receive one copy of any report or application during any 12-month period within 30 days of your written request. The Trustees may make a reasonable charge for the copies.

Receive notice annually of the Plan’s funding status. The Trustees are required by law to furnish each participant with a copy of this Annual Funding Notice.

Obtain a Statement of Pension Eligibility and Amount

Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age (normally age 65) and if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. You must request this statement in writing. The Plan is not required to give you this statement more than once every 12 months. The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision, without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Trustees. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous. Notwithstanding the foregoing, no legal processing may be filed in any court or before any administrative agency against the Fund, Plan or its Trustees unless all of the Plan’s review procedures have been exhausted.

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Trustees, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.